UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

PeopleSupport Inc.
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

712714302
(CUSIP Number)

December 31, 2007
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐  Rule 13d-1(b)
☑  Rule 13d-1(c)
☐  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting  person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.: 712714302
1 NAME OF REPORTING PERSON Drawbridge Global Macro Master Fund Ltd.
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 355,700
6 SHARED VOTING POWER 0
7 SOLE DISPOSITIVE POWER 355,700
8 SHARED DISPOSITIVE POWER 0
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 355,700
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.6% (based on 22,688,737 shares of common stock outstanding as of October 31, 2007)
12 TYPE OF REPORTING PERSON OO

CUSIP No.: 712714302
1 NAME OF REPORTING PERSON Drawbridge Global Macro Intermediate Fund LP
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 318,707*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 318,707*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 318,707
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.4% (based on 22,688,737 shares of common stock outstanding as of October 31, 2007)
12 TYPE OF REPORTING PERSON OO

*  Solely in its capacity as the owner of 89.6% of the issued and outstanding shares of beneficial interest of Drawbridge Global Macro Master Fund Ltd.

CUSIP No.: 712714302
1 NAME OF REPORTING PERSON DBGM Associates LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 318,707*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 318,707*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 318,707
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.4% (based on 22,688,737 shares of common stock outstanding as of October 31, 2007)
12 TYPE OF REPORTING PERSON OO

*  Solely in its capacity as the general partner of Drawbridge Global Macro Intermediate Fund LP.

CUSIP No.: 712714302
1 NAME OF REPORTING PERSON Principal Holdings I LP
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 318,707*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 318,707*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 318,707
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.4% (based on 22,688,737 shares of common stock outstanding as of October 31, 2007)
12 TYPE OF REPORTING PERSON OO

*  Solely in its capacity as the sole managing member of DBGM Associates LLC.

CUSIP No.: 712714302
1 NAME OF REPORTING PERSON FIG Asset Co. LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 318,707*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 318,707*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 318,707
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.4% (based on 22,688,737 shares of common stock outstanding as of October 31, 2007)
12 TYPE OF REPORTING PERSON OO

*  Solely in its capacity as the general partner of Principal Holdings I LP.

CUSIP No.: 712714302
1 NAME OF REPORTING PERSON Drawbridge Global Macro Fund Ltd.
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 318,707*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 318,707*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 318,707
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.4% (based on 22,688,737 shares of common stock outstanding as of October 31, 2007)
12 TYPE OF REPORTING PERSON OO

*  Solely in its capacity as the sole limited partner of Drawbridge Global Macro Intermediate Fund LP.

CUSIP No.: 712714302
1 NAME OF REPORTING PERSON Drawbridge Global Macro Fund LP
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 36,993*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 36,993*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,993
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1% (based on 22,688,737 shares of common stock outstanding as of October 31, 2007)
12 TYPE OF REPORTING PERSON PN

*  Solely in its capacity as the owner of 10.4% of the issued and outstanding shares of beneficial interest of Drawbridge Global Macro Master Fund Ltd.

CUSIP No.: 712714302
1 NAME OF REPORTING PERSON Drawbridge Global Macro Advisors LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 355,700*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 355,700*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 355,700
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.6% (based on 22,688,737 shares of common stock outstanding as of October 31, 2007)
12 TYPE OF REPORTING PERSON OO

*  Solely in its capacity as the investment advisor of each of Drawbridge Global Macro Fund LP, Drawbridge Global Macro Fund Ltd., Drawbridge Global Macro Intermediate Fund LP and Drawbridge Global Macro Master Fund Ltd.

CUSIP No.: 712714302
1 NAME OF REPORTING PERSON Drawbridge Global Macro GP LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 36,993*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 36,993*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,993
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1% (based on 22,688,737 shares of common stock outstanding as of October 31, 2007)
12 TYPE OF REPORTING PERSON OO

*  Solely in its capacity as the general partner of Drawbridge Global Macro Fund LP.

CUSIP No.: 712714302
1 NAME OF REPORTING PERSON FIG LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 355,700*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 355,700*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 355,700
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.6% (based on 22,688,737 shares of common stock outstanding as of October 31, 2007)
12 TYPE OF REPORTING PERSON OO

*  Solely in its capacity as the sole managing member of Drawbridge Global Macro Advisors LLC.

CUSIP No.: 712714302
1 NAME OF REPORTING PERSON Fortress Operating Entity I LP
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 355,700*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 355,700*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 355,700
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.6% (based on 22,688,737 shares of common stock outstanding as of October 31, 2007)
12 TYPE OF REPORTING PERSON PN

*  Solely in its capacity as the sole managing member of FIG LLC.

CUSIP No.: 712714302
1 NAME OF REPORTING PERSON Fortress Operating Entity II LP
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 36,993*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 36,993*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,993
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1% (based on 22,688,737 shares of common stock outstanding as of October 31, 2007)
12 TYPE OF REPORTING PERSON PN

*  Solely in its capacity as the sole managing member of Drawbridge Global Macro GP LLC.

CUSIP No.: 712714302
1 NAME OF REPORTING PERSON FIG Corp.
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 355,700*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 355,700*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 355,700
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.6% (based on 22,688,737 shares of common stock outstanding as of October 31, 2007)
12 TYPE OF REPORTING PERSON CO

*  Solely in its capacity as the general partner of each of Fortress Operating Entity I LP and Fortress Operating Entity II LP.

CUSIP No.: 712714302
1 NAME OF REPORTING PERSON Fortress Investment Group LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 355,700*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 355,700*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 355,700
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.6% (based on 22,688,737 shares of common stock outstanding as of October 31, 2007)
12 TYPE OF REPORTING PERSON OO

*  Solely in its capacity as the holder of all of the issued and outstanding shares of beneficial interest of each of FIG Corp. and FIG Asset Co. LLC.

Item 1.
(a)           Name of Issuer:

The name of the issuer is PeopleSupport Inc. (the “Issuer”).

(b)           Address of Issuer’s Principal Executive Offices:

The Issuer’s principal executive offices are located at 1100 Glendon Ave., Suite 1250, Los Angeles, CA 90024.

Item 2.
(a)	Name of Person Filing:

This statement is filed by:

(i)	Drawbridge Global Macro Master Fund Ltd., a Cayman Islands company, directly owns shares described herein;

(ii)	Drawbridge Global Macro Intermediate Fund LP, a Cayman Islands limited partnership, owns approximately 89.6% of the issued and outstanding shares of Drawbridge Global Macro Master Fund Ltd.;

(iii)	DBGM Associates LLC, a Delaware limited liability company, is the general partner of Drawbridge Global Macro Intermediate Fund LP;

(iv)	Principal Holdings I LP, a Delaware limited partnership, is the sole managing member of DBGM Associates LLC;

(v)	FIG Asset Co. LLC, a Delaware limited liability company, is the general partner of Principal Holdings I LP;

(vi)	Drawbridge Global Macro Fund Ltd., a Cayman Islands company, is the sole limited partner of Drawbridge Global Macro Intermediate Fund LP;

(vii)	Drawbridge Global Macro Fund LP, a Delaware limited partnership, owns approximately 10.4% of the issued and outstanding shares of beneficial interest of Drawbridge Global Macro Master Fund Ltd.;

(viii)
Drawbridge Global Macro Advisors LLC, a Delaware limited liability company, is the investment advisor of each of Drawbridge Global Macro Fund LP, Drawbridge Global Macro Fund Ltd., Drawbridge Global Macro Intermediate Fund LP and Drawbridge Global Macro Master Fund Ltd.;

(ix)	Drawbridge Global Macro GP LLC, a Delaware limited liability company, is the general partner of Drawbridge Global Macro Fund LP;

(x)	FIG LLC, a Delaware limited liability company, is the sole managing member of Drawbridge Global Macro Advisors LLC;

(xi)	Fortress Operating Entity I LP, a Delaware limited partnership, is the sole managing member of FIG LLC;

(xii)	Fortress Operating Entity II LP, a Delaware limited partnership, is the sole managing member of Drawbridge Global Macro GP LLC;

(xiii)	FIG Corp., a Delaware corporation, is the general partner of each of Fortress Operating Entity I LP and Fortress Operating Entity II LP; and

(xiv)	Fortress Investment Group LLC, a Delaware limited liability company, is holder of all the issued and outstanding shares of beneficial interest of FIG Corp. and FIG Asset Co. LLC.

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.” Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

(b)           Address of Principal Business Office:

The address of the principal business office of each of the Reporting Persons is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105, Attention: Michael Cohn.

(c)	Citizenship:

Each of DBGM Associates LLC, FIG Asset Co. LLC, Drawbridge Global Macro Advisors LLC, Drawbridge Global Macro GP LLC, FIG LLC and Fortress Investment Group LLC is a limited liability company organized under the laws of the State of Delaware. Each of Drawbridge Global Macro Fund LP, Principal Holdings I LP, Fortress Operating Entity I LP and Fortress Operating Entity II LP is a limited partnership organized under the laws of the State of Delaware. Each of Drawbridge Global Macro Master Fund Ltd. and Drawbridge Global Macro Fund Ltd. is a company organized under the laws of the Cayman Islands. Drawbridge Global Macro Intermediate Fund LP is a limited partnership organized under the laws of the Cayman Islands. FIG Corp. is a corporation organized under the laws of the State of Delaware.

(d)           Title of Class of Securities:

Common Stock, par value $0.001 per share (the “Common Stock”)

(e)           CUSIP Number:

712714302

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)           ☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)           ☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)           ☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)           ☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(f)           ☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

(g)           ☐ A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).

(h)           ☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)           ☐ Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.                      Ownership.

The percentages used in this Item 4 are calculated based on 22,688,737 shares of common stock outstanding as of October 31, 2007 as reported in the Issuer’s Form 10-Q for the quarter ended September 30, 2007.

A.           Drawbridge Global Macro Master Fund Ltd.
(a)           Amount beneficially owned:  355,700
(b)           Percent of class: 1.6%
(c)           (i)  Sole power to vote or direct the vote:  355,700
(ii) Shared power to vote or direct the vote:  0
(iii) Sole power to dispose or direct the disposition:  355,700
(iv) Shared power to dispose or direct the disposition:  0

B.           Drawbridge Global Macro Intermediate Fund LP
(a)           Amount beneficially owned:  318,707
(b)           Percent of class: 1.4%
(c)           (i)  Sole power to vote or direct the vote:  0
(ii) Shared power to vote or direct the vote:  318,707
(iii) Sole power to dispose or direct the disposition:  0
(iv) Shared power to dispose or direct the disposition:  318,707

C.           DBGM Associates LLC
(a)           Amount beneficially owned:  318,707
(b)           Percent of class: 1.4%
(c)           (i)  Sole power to vote or direct the vote:  0
(ii) Shared power to vote or direct the vote:  318,707
(iii) Sole power to dispose or direct the disposition:  0
(iv) Shared power to dispose or direct the disposition:  318,707

D.           Principal Holdings I LP
(a)           Amount beneficially owned: 318,707
(b)           Percent of class: 1.4%
(c)           (i)  Sole power to vote or direct the vote:  0
(ii) Shared power to vote or direct the vote:  318,707
(iii) Sole power to dispose or direct the disposition:  0
(iv) Shared power to dispose or direct the disposition:  318,707

E.           FIG Asset Co. LLC
(a)           Amount beneficially owned:  318,707
(b)           Percent of class: 1.4%
(c)           (i)  Sole power to vote or direct the vote:  0
(ii) Shared power to vote or direct the vote:  318,707
(iii) Sole power to dispose or direct the disposition:  0
(iv) Shared power to dispose or direct the disposition:  318,707

F.           Drawbridge Global Macro Fund Ltd.

(a)           Amount beneficially owned:  318,707
(b)           Percent of class: 1.4%
(c)           (i)  Sole power to vote or direct the vote:  0
(ii) Shared power to vote or direct the vote:  318,707
(iii) Sole power to dispose or direct the disposition:  0
(iv) Shared power to dispose or direct the disposition:  318,707

G.           Drawbridge Global Macro Fund LP
(a)           Amount beneficially owned:  36,993
(b)           Percent of class: Less than 1%
(c)           (i)  Sole power to vote or direct the vote:  0
(ii) Shared power to vote or direct the vote:  36,993
(iii) Sole power to dispose or direct the disposition:  0
(iv) Shared power to dispose or direct the disposition:  36,993

H.           Drawbridge Global Macro Advisors LLC
(a)           Amount beneficially owned:  355,700
(b)           Percent of class: 1.6%
(c)           (i)  Sole power to vote or direct the vote:  0
(ii) Shared power to vote or direct the vote:  355,700
(iii) Sole power to dispose or direct the disposition:  0
(iv) Shared power to dispose or direct the disposition:  355,700

I.           Drawbridge Global Macro GP LLC
(a)           Amount beneficially owned:  36,993
(b)           Percent of class: Less than 1%
(c)           (i)  Sole power to vote or direct the vote:  0
(ii) Shared power to vote or direct the vote:  36,993
(iii) Sole power to dispose or direct the disposition:  0
(iv) Shared power to dispose or direct the disposition:  36,993

J           FIG LLC
(a)           Amount beneficially owned:  355,700
(b)           Percent of class: 1.6%
(c)           (i)  Sole power to vote or direct the vote:  0
(ii) Shared power to vote or direct the vote: 355,700
(iii) Sole power to dispose or direct the disposition:  0
(iv) Shared power to dispose or direct the disposition:  355,700

K.           Fortress Operating Entity I LP
(a)           Amount beneficially owned:  355,700
(b)           Percent of class: 1.6%
(c)           (i)  Sole power to vote or direct the vote:  0
(ii) Shared power to vote or direct the vote:  355,700
(iii) Sole power to dispose or direct the disposition:  0
(iv) Shared power to dispose or direct the disposition: 355,700

L.           Fortress Operating Entity II LP
(a)           Amount beneficially owned:  36,993
(b)           Percent of class: Less than 1%
(c)           (i)  Sole power to vote or direct the vote:  0
(ii) Shared power to vote or direct the vote:  36,993
(iii) Sole power to dispose or direct the disposition:  0
(iv) Shared power to dispose or direct the disposition:  36,993

M.           FIG Corp.
(a)           Amount beneficially owned:  355,700
(b)           Percent of class: 1.6%
(c)           (i)  Sole power to vote or direct the vote:  0
(ii) Shared power to vote or direct the vote: 355,700
(iii) Sole power to dispose or direct the disposition:  0
(iv) Shared power to dispose or direct the disposition:  355,700

N.           Fortress Investment Group LLC
(a)           Amount beneficially owned: 355,700
(b)           Percent of class: 1.6%
(c)           (i)  Sole power to vote or direct the vote:  0
(ii) Shared power to vote or direct the vote:  355,700
(iii) Sole power to dispose or direct the disposition:  0
(iv) Shared power to dispose or direct the disposition:  355,700

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ X ].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of a Group.

Not applicable.

Item 10.	Certification.

Each of the Reporting Persons hereby makes the following certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2008	DRAWBRIDGE GLOBAL MACRO MASTER FUND LTD.

	By:	/s/ Kevin Treacy
Name: Kevin Treacy
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2008	DRAWBRIDGE GLOBAL MACRO INTERMEDIATE FUND LP

	By:	DBGM ASSOCIATES LLC its general partner

	By:	/s/ Kevin Treacy
Name: Kevin Treacy
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2008	DBGM ASSOCIATES LLC

	By:	PRINCIPAL HOLDINGS I LP its sole managing member

	By:	/s/ Randal A. Nardone
Name: Randal A. Nardone
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2008	PRINCIPAL HOLDINGS I LP

	By:	FIG ASSET CO. LLC its general partner

	By:	/s/ Randal A. Nardone
Name: Randal A. Nardone
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2008	FIG ASSET CO. LLC

	By:	/s/ Randal A. Nardone
Name: Randal A. Nardone
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2008	DRAWBRIDGE GLOBAL MACRO FUND LTD.

	By:	/s/ Kevin Treacy
Name: Kevin Treacy
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2008	DRAWBRIDGE GLOBAL MACRO FUND LP

	By:	DRAWBRIDGE GLOBAL MACRO FUND GP LLC its general partner

	By:	/s/ Kevin Treacy
Name: Kevin Treacy
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2008	DRAWBRIDGE GLOBAL MACRO ADVISORS LLC

	By:	/s/ Kevin Treacy
Name: Kevin Treacy
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2008	DRAWBRIDGE GLOBAL MACRO GP LLC

	By:	/s/ Kevin Treacy
Name: Kevin Treacy
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2008	FIG LLC

	By:	/s/ Randal A. Nardone
Name: Randal A. Nardone
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2008	FORTRESS OPERATING ENTITY I LP

	By:	FIG CORP. its general partner

	By:	/s/ Randal A. Nardone
Name: Randal A. Nardone
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2008	FORTRESS OPERATING ENTITY II LP

	By:	FIG CORP. its general partner

	By:	/s/ Randal A. Nardone
Name: Randal A. Nardone
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2008	FIG CORP.

	By:	/s/ Randal A. Nardone
Name: Randal A. Nardone
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2008	FORTRESS INVESTMENT GROUP LLC

	By:	/s/ Randal A. Nardone
Name: Randal A. Nardone
Title: Authorized Signatory